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                                                                 EXHIBIT (23)-1



                        CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-0000) pertaining to the MedPartners, Inc. 1994 Stock Incentive Plan and MedPartners, Inc. 1994 Non-Employee Director Stock Option Plan of our reports dated February 3, 1997, with respect to the consolidated financial statements of MedPartners, Inc., and our report dated February 14, 1997 (except for the second paragraph of Note 4, as to which the date is May 20, 1997), with respect to the consolidated financial statements and schedule of InPhyNet Medical Management Inc. and Subsidiaries included in their respective Annual Reports (Form 10-K/A) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                                ERNST & YOUNG LLP

Birmingham, Alabama
June 24, 1997